EXHIBIT 99.2


Press Release

Mesa Air Group Letter to Atlantic Coast Board of Directors

PHOENIX, Oct 14, 2003 (BUSINESS WIRE) -- Mesa Air Group, Inc. (Nasdaq: MESA) today delivered the following letter to the Board of Directors of Atlantic Coast Airlines Holdings, Inc. (Nasdaq: ACAI).

Board of Directors
Atlantic Coast Airlines Holdings, Inc.
45200 Business Court
Dulles, Virginia, 20166

Ladies and Gentlemen:

We are very disappointed that we have not received a response from Mr. Skeen or the Board of Directors of Atlantic Coast Airlines Holdings, Inc. ("ACA") to our letter of October 6, 2003 outlining an acquisition proposal for ACA. Specifically, we proposed that Mesa Air Group, Inc. ("Mesa") acquire all of the outstanding stock of ACA in a tax-free transaction whereby Mesa would issue 0.9 of a share of its common stock for each ACA share of common stock. We now feel compelled to direct this proposal to the ACA Board of Directors.

We have made a full and fair proposal to merge with ACA based on a proven strategy of long-term profitability. Our focused business model, based on revenue-guarantee codeshare relationships with major airlines serving hub networks, applied to an enlarged asset base and a broader portfolio of client partnerships, will offer more balanced revenue distribution and strong synergies. As the leading operator in the regional aviation sector, we would have greater access to capital to fund our combined growth. Employees of both companies would have a stronger, more secure employer and greater advancement opportunities; our major airline customers would benefit from our ability to provide lower cost services; our shareholders an enhanced capital structure. Consequently, we believe that both Mesa and ACA shareholders, who would receive shares of Mesa common stock in the transaction, will benefit from our successful execution of this merger.

We and our advisors are prepared to send you a merger agreement and promptly sit down to discuss all aspects of our current thinking on the terms and structure of the transaction. We are committed to working with you to negotiate a definitive agreement and to complete this transaction as soon as practicable thereafter.

Although it is our desire to enter into direct discussions about this transaction with you, because Mr. Skeen has not responded to my letter, we are now taking steps to give ACA shareholders the opportunity to replace existing directors with those who are committed to fairly considering our offer or any similarly attractive alternative that they believe is in the best interests of ACA


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shareholders. As you know, ACA currently has in place a "poison pill" which effectively prevents us from consummating an exchange offer directly with your shareholders. We therefore urge you to remove the "poison pill" and allow your shareholders the opportunity to voice their opinion on this transaction.

Because we have not yet received a response to our proposal, we are filing with the Securities and Exchange Commission the necessary documents to commence a shareholder consent solicitation to replace ACA's current Board of Directors with independent directors who we believe will give fair consideration to our attractive proposal. We also intend to file with the SEC an offer to exchange Mesa shares directly with ACA shareholders.

    Sincerely,

    MESA AIR GROUP, INC.

    Jonathan G. Ornstein
    Chairman of the Board & Chief Executive Officer

About Mesa Air Group

Mesa currently operates 150 aircraft with 938 daily system departures to 163 cities, 40 states, the District of Columbia, Canada, Mexico and the Bahamas. It operates in the West and Midwest as America West Express; the Midwest and East as US Airways Express; in Denver and the West as United Express; in Denver as Frontier JetExpress until December 31, 2003; in Kansas City with Midwest Express and in New Mexico and Texas as Mesa Airlines. The Company, which was founded in New Mexico in 1982, has approximately 4,000 employees. Mesa is a member of the Regional Airline Association and Regional Aviation Partners.

Certain Forward-Looking Statements

This press release contains various forward-looking statements that are based on management's beliefs, as well as assumptions made by and information currently available to management. Although the company believes that the expectations reflected in such forward-looking statements are reasonable; it can give no assurance that such expectations will prove to have been correct. Such statements are subject to certain risks, uncertainties and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated, projected or expected. The company does not intend to update these forward-looking statements prior to its next required filing with the Securities and Exchange Commission.